EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-14399) on Form S-8 of World Acceptance Corporation of our report dated June 29, 2021, relating to our audit of the financial statements and supplemental schedules of World Acceptance Corporation Retirement Savings Plan, which appears in this Annual Report on Form 11-K of the World Acceptance Corporation Retirement Savings Plan for the year ended December 31, 2020.

/s/ RSM US LLP

Atlanta, Georgia
June 29, 2021